Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 14, 2025 (except for the effects of the reverse recapitalization described in Note 1 and Note 3, as to which the date is March 11, 2026), with respect to the consolidated financial statements of Kodiak AI, Inc. (formerly Kodiak Robotics, Inc.) included in the Registration Statement (Form S-1) and related Prospectus of Kodiak AI, Inc. for the secondary offering of 30,769,218 shares of common stock.
/s/ Ernst & Young LLP
San Jose, CA
May 29, 2026